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                                   EXHIBIT 5H
                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, dated as of May 1, 1997, between Market Street Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Sentinel Advisors Company (the "Adviser"), a Vermont general partnership.

     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 ("Investment Company Act") and maintains several investment portfolios for the use of the Fund's shareholders which are separate accounts established and maintained by insurance companies;

     WHEREAS, the Growth Portfolio of the Fund has the current objective of achieving intermediate and long-term growth of capital; with a reasonable level of income being an important objective but not the primary objective;

     WHEREAS, the Fund desires that Sentinel Advisors Company act as investment adviser with respect to the Growth Portfolio;

     WHEREAS, the Investment Company Act prohibits any person from acting as an investment advisor to an investment company except pursuant to a written agreement;

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

     1. At its own expense and subject to supervision of the Board of Directors of the Fund (the "Directors"), the Adviser will provide investment advisory services with respect to the Fund's Growth Portfolio (the "Portfolio") in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Fund's Prospectus, as from time to time in effect, the Articles of Incorporation and By-laws of the Fund, and the Investment Company Act and appropriate State Insurance Laws, each as amended from time to time. The Adviser agrees to furnish the services described below for the compensation provided by this Agreement. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     2. In connection with its obligations hereunder, the Adviser shall, subject to supervision by the Directors, manage the investment and reinvestment of the assets of the Portfolio. Subject to the limitations set forth in Paragraph 1 above, the Adviser shall:

        (a) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Portfolio as set forth in the Fund's prospectus, as amended from time to time;

        (b) consult with the Directors and furnish to the Directors recommendations with respect to an overall investment plan and any changes thereto for the Portfolio for approval, modification, or rejection by the Directors;

        (c) select specific investment opportunities, consistent with any overall investment plan approved by the Directors;

        (d) take such steps as are necessary to implement any overall investment plan approved by the Directors, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments and any other property of the Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments; and

        (e) determine the composition of the assets of the Portfolio, including the purchase, retention or sale of the securities and cash contained in the Portfolio.

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     3.   The Adviser shall effect all purchases and sales of investments for the Portfolio in a manner consistent with the limitations set forth in Paragraph 1 above.

     4. The Adviser shall regularly report to the Directors with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Portfolio. The Adviser, either through persons employed by it or at its own expense, shall furnish to the Directors, at least once every three months, a schedule of the investments and other assets held in each Portfolio and a statement of all purchases and sales for each Portfolio made since the last report.

     5. The Adviser shall maintain all accounts, records, memoranda, instructions, or authorizations relating to the acquisition or disposition of investments for the Portfolio as required by law.

        The Adviser agrees that all accounts and records which it maintains for the Fund's Portfolio shall be the property of the Fund and that it will surrender promptly to the designated officers of the Fund, or to the Directors, any or all such accounts and records upon request. The Fund or its authorized representative shall have the right to copy any records in the possession of the Adviser which pertain to the Portfolio. The Adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. The Adviser also agrees that it will maintain all records and accounts regarding the investment activities of the Portfolios in a confidential manner. All such accounts or records shall be made available, within five (5) business days of a written request, to the Fund's accountants or auditors during regular business hours at the Adviser's offices. In addition, the Adviser will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Directors, or as may be required by any governmental agency having jurisdiction over the Fund or any insurance companies investing in the Fund.

     6. (a) For the services provided to the Portfolio, the Adviser will be compensated monthly in arrears at the effective annual rate of 0.50% of the first $20 million of the average daily net assets of the Portfolio, 0.40% of the next $20 million of the average daily net assets of the Portfolio, and 0.30% of the average daily net assets of the Portfolio in excess of $40 million.

        (b) If this Agreement is terminated at any time, any compensation owed the Adviser pursuant to subparagraph (a) above shall be payable upon the date of termination of this Agreement.

     7. The Adviser shall be responsible for all expenses incurred in performing the investment advisory services herein set forth, including costs of compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management of the Portfolio. All brokers' commissions, transfer taxes and other fees relating to purchases and sales of investments shall be paid out of assets allocated to the Portfolio.

     8. The Adviser shall, subject to the supervision of the Directors, arrange for the placement of orders for the Portfolio, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitation; the Adviser shall use its best judgment to choose brokers who will obtain the best prices and executions and securities transactions and whose commissions are most reasonable. In addition to seeking the best price and execution, the Adviser may also take into consideration research and statistical information and wire and other quotation services provided to the Adviser. However, the Adviser shall select only brokers whose commissions it believes are reasonable. The Adviser will periodically evaluate the statistical data, research and other investment services provided by brokers and dealers to it. Such services may be used by the Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations.

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     9.   The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the subject matter of this Agreement unless such loss arises from willful misfeasance on its part in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     10. The Adviser and any affiliate of the Adviser may engage in any other business or act as adviser to or investment manager of any other person, even though the Adviser, any affiliate of the Adviser, or any such other person has or may have investment policies similar to those for the Portfolio, so long as the Adviser's services under this Agreement are not impaired. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Adviser, as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Adviser are or may become similarly interested in the Fund, and that the Adviser may become interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or any transaction hereunder except as otherwise provided in the Articles of Incorporation or By-laws of the Fund and the Adviser, respectively, or by specific provisions of applicable law.

        It is agreed that the Adviser or its affiliates may use any investment research obtained for the benefit of the Portfolio in providing investment advice to its other investment advisory accounts or for use in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Adviser or the entities advised by the Adviser may be considered by and may be useful to the Adviser in carrying out its obligations to the Portfolio.

        Nothing herein contained shall prevent the Adviser or any affiliate of the Adviser from buying or selling, or from recommending or directing any other person to buy or sell, at any time, securities of the same kind or class recommended by the Adviser to be purchased or sold for the Portfolio. When the Adviser deems the purchase or sale of a security to be in the best interests of any of the Portfolio as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for such Portfolio with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio and to such other accounts or companies. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.

     11. This Agreement shall not be effective unless and until it is approved by the Directors, including a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act), by vote cast in person at a meeting called for the purpose of voting such approval and by the parties to this Agreement. This Agreement shall come into full force and effect on May 1, 1997, or upon the effectiveness of the amendment to the Fund's Registration Statement reflecting this Agreement filed with the Securities and Exchange Commission under the Securities Act of 1933, whichever is later, provided this Agreement shall have been approved by a vote of the "majority" (as defined in the Investment Company Act) of the outstanding shares of the Portfolio.

     12. This Agreement shall continue until December 31, 1998 and thereafter for successive annual periods ending December 31, of each year, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) by the vote of a "majority" of the shareholders of the Portfolio as set forth in paragraph 11 above, provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the Investment Company
        Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting such approval. The Fund agrees that it will notify the Adviser in writing each year of such annual approval.

     13. (a) This Agreement shall terminate automatically in the event of its assignment.

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        (b)  This Agreement may be terminated at any time without the payment of any penalty, (i) by a majority of the Directors for cause or upon sixty days written notice addressed to the Adviser or (ii) by a vote of a "majority" of the shareholders as set forth in paragraph 11 above, or (iii) by the Adviser on sixty days written notice addressed to the Fund at its principal place of business. Cause is defined and limited for this purpose to mean willful misfeasance by the Adviser in the performance of its duties or reckless disregard by the Adviser of its obligations and duties under this agreement.

     14. This Agreement shall be construed in accordance with Pennsylvania law.

     15. The Fund understands that the Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts including other investment companies, and the Fund has no objection to the Adviser's so acting, provided that the Adviser duly performs all obligations under this Agreement.

     16. The Fund understands that the persons employed by the Adviser to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that the Adviser duly performs all obligations under this Agreement.

     17. This Agreement shall be subject to the provisions of the Investment Company Act and the Investment Advisers Act and the rules, regulations, and rulings thereunder, as from time to time in effect, including such exemptions therefrom as the Securities and Exchange Commission may grant. The terms used in this Investment Advisory Agreement, and any amendment thereof, shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assignment" shall not include any transaction exempted from section 15(a)(4) of the Investment Company Act by an order of the Securities and Exchange Commission.

     18. The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Provident Mutual Life Insurance Company of Philadelphia, Providentmutual Life and Annuity Company of America, National Life Insurance Company or the Fund, present or future, any materials reasonably related to the investment advisory services provided hereunder, as may be

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